EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACTS: J. Eric Bjornholt – CFO (480) 792-7804 Gordon Parnell – Vice President of Business Development and Investor Relations (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES RECORD SALES AND EPS;
COMPLETES THE RESTRUCTURING AND INTEGRATION OF SILICON STORAGE TECHNOLOGY, INC.

•	Microchip consolidated net sales of $382.3 million
•
Net sales for microcontroller, analog, memory and technology licensing  at $342.3 million, near the high end of prior guidance which did not include certain businesses previously classified as discontinued operations

•	Consolidated net sales include $40.0 million of SuperFlash Memory and RF businesses of SST that were previously classified as discontinued operations
•	record net sales of microcontroller and analog products; record net sales for the technology licensing business

•	On GAAP basis, consolidated continuing operations EPS of 55 cents per diluted share. There was no published First Call estimate for GAAP EPS.

•	On non-GAAP basis, record consolidated continuing operations EPS of 63 cents per diluted share. The First Call published estimate was 58 cents for non-GAAP EPS.

•	Development tool shipments of 48,970 in September quarter; cumulative development tool shipments of over 1 million

•	Record quarterly net cash generation of $156.9 million prior to the dividend payment

•	increased quarterly dividend to a record 34.4 cents per share

•	Accelerated quarterly dividend for the march 2011 quarter to be paid in late december 2010 at a record 34.5 cents per share

CHANDLER, Arizona – November 4, 2010 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller, analog and Flash-IP solutions, today reported results for the three months ended September 30, 2010 as summarized in the following table:

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Microchip Technology Incorporated 2355 West Chandler Blvd.  Chandler, AZ 85224-6199   Main Office 480•792•7200  FAX 480•899•9210

Microchip Technology
Reports Second Quarter
Fiscal 2011 Results

(in millions, except earnings per diluted share and percentages)	Microchip Consolidated Results1 Three Months Ended September 30, 2010
	GAAP	% of Net Sales	Non-GAAP2	% of Net Sales
Net Sales	$382.3		$382.3
Gross Margin	$225.0	58.9%	$230.1	60.2%
Operating Income	$123.1	32.2%	$138.2	36.2%
Other Expense	$2.1		$0.4
Income Tax Expense	$16.3		$18.2
Net Income from Continuing Operations	$104.7	27.4%	$119.6	31.3%
Earnings per Diluted Share from Continuing Operations3	55 cents		63 cents
Net Income (Loss) from Discontinued Operations	($1.7)	(0.4)%	($1.5)	(0.4%)
Earnings per Diluted Share from Discontinued Operations3	(1) cent		(1) cent

1	Includes SST’s SuperFlash Memory and RF businesses which were previously classified as discontinued operations.
2 See the “Use of Non-GAAP Financial Measures” section of this release.
3	Earnings per share have been calculated based on the diluted shares outstanding of Microchip on a consolidated basis.

“Microchip acquired Silicon Storage Technology Inc. (SST) on April 8, 2010.  At the time of the acquisition the Company determined that it would hold SST’s SuperFlash Memory and RF businesses as assets held for sale, in addition to other businesses that Microchip has sold since the acquisition date,” said Steve Sanghi, Microchip’s President and CEO.  “After operating the SST business for two quarters, we have found synergies between SST’s RF business and Microchip’s wireless, microcontroller and analog businesses.  On the memory side, after divesting the low margin business to PCT in Taiwan in a transaction that was announced in July 2010, we have substantially improved the gross margin for the rest of the SuperFlash Memory business. Additionally, we have found that running some volume on the memory business is critical to proving out the technology before it can be licensed.  There are also significant operational synergies with Microchip’s memory business and technology synergies with Microchip’s microcontroller business.  Therefore, we have decided to integrate the SuperFlash Memory and RF businesses of SST into the ongoing businesses of Microchip,” Mr. Sanghi continued.  “These businesses added $40.0 million of net sales in the three months ending September 30, 2010, and $76.3 million of net sales in the six months ended September 30, 2010.”

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Microchip Technology
Reports Second Quarter
Fiscal 2011 Results

As required by GAAP, in this press release and in future filings with the SEC, the first quarter of fiscal 2011 will be presented as if the SST SuperFlash Memory and RF businesses were always included in the continuing operations of Microchip.  Microchip’s second quarter fiscal 2011 guidance for continuing operations provided on August 5, 2010 did not include the SuperFlash Memory and RF businesses and without these businesses Microchip guided its net sales to be $340 to $343 million for the September quarter.  The actual results for these businesses achieved $342.3 million which is near the high end of the previous guidance.  The remainder of the information included in this press release is presented on a full consolidated basis including all continuing operations of Microchip on this revised basis.

Consolidated net sales for the second quarter of fiscal 2011 were $382.3 million, up 7.0% sequentially from net sales of $357.1 million in the immediately preceding quarter, and up 68.7% from net sales of $226.7 million in the prior year’s second quarter.  GAAP net income from continuing operations for the second quarter of fiscal 2011 was $104.7 million, or 55 cents per diluted share, up 14.0% from GAAP net income from continuing operations of $91.9 million, or 48 cents per diluted share, in the immediately preceding quarter, and up 135.5% from GAAP net income of $44.5 million, or 24 cents per diluted share, in the prior year’s second quarter.

Consolidated non-GAAP net income from continuing operations for the second quarter of fiscal 2011 was $119.6 million, or 63 cents per diluted share, up 8.8% from consolidated non-GAAP net income from continuing operations of $109.9 million, or 58 cents per diluted share, in the immediately preceding quarter, and up 124.9% from consolidated non-GAAP net income of $53.2 million, or 29 cents per diluted share, in the prior year’s second quarter.  For the second fiscal quarters of each of fiscal 2010 and fiscal 2011, our consolidated non-GAAP results exclude the effect of share-based compensation, any gain or loss on trading securities, expenses related to our acquisition activities (including intangible asset amortization, purchased inventory costs, severance costs and legal and other administrative expenses associated with acquisitions), the acquisition of patent licenses and non-cash interest expense on our convertible debentures.  A reconciliation of our non-GAAP and GAAP results is included in this press release.

Microchip also announced today that its Board of Directors declared a quarterly cash dividend on its common stock of 34.4 cents per share.  The quarterly dividend is payable on December 2, 2010 to stockholders of record on November 18, 2010.  In light of the expected tax law changes coming in January 2011, the highest federal tax

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Microchip Technology
Reports Second Quarter
Fiscal 2011 Results

rate on dividends is likely to go from 15% currently to 39.6% on January 1, 2011.  While we do not know what the current congress or the newly elected congress and President Obama may decide on the expiration of President Bush’s tax cuts, we believe that our investors deserve to pay the lowest tax rate on dividends paid by Microchip.  Therefore, Microchip will accelerate its dividend payment from March 2011 into late December 2010.  The Board of Directors has declared this cash dividend on its common stock of 34.5 cents per share.  This dividend is payable on December 27, 2010 to shareholders of record on December 13, 2010.  After this payment, Microchip’s next dividend payment will be in June of 2011.  Microchip initiated quarterly cash dividend payments in the third quarter of fiscal 2003.

Mr. Sanghi said, “The September quarter was an all-time record for Microchip in many respects.  Microchip’s net sales for the September quarter were a record $382.3 million and were up 7% sequentially.  Non-GAAP operating income was an all-time record high of $138.2 million, at 36.2% of sales.  Our August 5, 2010 guidance for non-GAAP earnings per share was 58 cents and our non-GAAP EPS for the September quarter was a record 63 cents.  We are proud to present these record breaking results to our stakeholders.”

Mr. Sanghi added, “We are excited that we have completed the integration and restructuring of SST and have transformed SST into a very profitable entity that was accretive to Microchip’s non-GAAP earnings per share by about 8 cents for the September quarter.  We expect SST to add approximately 32 cents to Microchip’s non-GAAP earnings for fiscal year 2011 and about 40 cents for fiscal year 2012.”

“Our microcontroller business delivered another all-time record in net sales for Microchip of $256.7 million and was up 4.7% sequentially.  Net sales of our 16-bit microcontrollers were up 22% sequentially and more than doubled from the year ago quarter,” said Ganesh Moorthy, Chief Operating Officer.  “Net sales of our 32-bit microcontrollers were down 10.9% sequentially, and up 225% year over year.   In the first six months of this fiscal year, 32-bit microcontroller sales are up 320% over the same period last year from a small but rapidly growing base.  We expect to see significant growth in this product line over the next several years.  Our analog products produced the sixth consecutive double-digit sales growth quarter, achieving 11.6% sequential growth, and was up 99.8% from the year ago quarter.”

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Microchip Technology
Reports Second Quarter
Fiscal 2011 Results

Eric Bjornholt, Microchip’s Chief Financial Officer, said, “Microchip’s inventory days on its balance sheet decreased from 98 days at the end of June to 97 days at the end of September.  Inventory days remain well below our internal target of 115 days, leaving us well-positioned to use the current business environment to replenish our inventory levels, which should allow us to shorten lead times and appropriately support our customers.  Distribution inventory in the September quarter increased to 34 days from 33 days at the end of the June quarter.  Overall inventory combining Microchip and distributor balances were flat at September 30, 2010 compared to the balances at June 30, 2010 at 131 days.”

Mr. Bjornholt continued, “The September quarter was an all-time record for Microchip in net cash generation.  We achieved $156.9 million in net cash generation prior to the payment of our $63.9 million dividend in the September quarter.  We ended the September 2010 quarter with $1.57 billion in cash and investments and we expect strong cash generation for the remainder of fiscal 2011.”

Mr. Sanghi added, “Microchip’s net sales have grown from $226.7 million in the September 2009 quarter to $382.3 million in the September quarter 2010, a growth of 68.7%.  Annualizing our September quarter results, we are now over a $1.5 billion sales run rate and we believe we are well on our way to achieving our long-term goal of $2 billion in net sales in the coming years.  We are confident that Microchip has continued to gain market share in the microcontroller and analog markets.  We did experience a slowdown in bookings activity in the September quarter, as customers and distributors adjust their backlog and inventory.  This resulted in a book-to-bill ratio of 0.87 and therefore we are cautious regarding the revenue outlook for the December quarter.  We expect net sales to be down approximately 2% to 8% sequentially in the December quarter, which is typically our seasonally weakest quarter of the year.”

Microchip’s Recent Highlights:

•
Smart Energy is a growing global trend, and Microchip is making it easy to develop leading-edge energy efficiency applications.  Microchip recently debuted the world’s first customizable energy-harvesting development kit, which enables designers to build and test solar-based applications using eXtreme Low Power (XLP) PIC® Microcontrollers (MCUs).

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Microchip Technology
Reports Second Quarter
Fiscal 2011 Results

•
Microchip continues to rapidly expand its XLP PIC microcontroller portfolio, with the industry’s first 8-bit MCUs to integrate 128 KB Flash program memory in a 28-pin package, and a new USB 8-bit MCU family.  Additionally, an 8-bit family was introduced with an integrated energy-measurement analog front end for smart-metering and energy-monitoring applications.

•
During the quarter, Microchip shipped 48,970 development systems, demonstrating the continued strong interest in Microchip’s products.  After announcing its one millionth development-tool shipment earlier in the quarter, the cumulative total now stands at 1,028,239.

•
Microchip continues to be recognized for product and business excellence.  The Arizona Technology Council selected CEO Steve Sanghi as the winner of its 2010 Lifetime Achievement Award, and Microchip was named one of Electronic Design Magazine’s 2010 Top 50 Employers.  Microchip’s XLP PIC microcontrollers received technical product awards from three leading trade publications in China—Electronic Engineering & Product World, Electronics News and Electronic Technique.  Finally, Microchip’s mTouch™ metal over capacitive touch sensing technology was named a finalist in Europe’s prestigious annual Elektra Awards.

•
In the 16-bit arena, Microchip released a number of new development tools, including the Microstick, which provides a complete, low-cost solution for designing with PIC24H microcontrollers and dsPIC33F Digital Signal Controllers (DSCs), in a compact 20x76 mm footprint.  Also introduced were four dsPIC33 DSC reference designs, two for DC/DC digital power conversion, one for digital solar inverters and one for digital LED lighting.

•	The most recent additions to Microchip’s large and rapidly growing analog product line included low-power, small form factor operational amplifiers that help extend battery life.

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Microchip Technology
Reports Second Quarter
Fiscal 2011 Results

Third Quarter Fiscal Year 2011 Outlook:

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

Microchip Consolidated Guidance
	GAAP	Non-GAAP Adjustments1	Non-GAAP1
Results from Continuing Operations:
Net Sales	$351.7 to $374.6 million		$351.7 to $374.6 million
Gross Margin2	58.0% to 58.2%	$3.9 to $4.1 million	59.1% to 59.3%
Operating Expenses2	26.7% to 26.95%	$9.5 to $10.1 million	24.0% to 24.25%
Other Income (Expense)	($3.6) million	$1.7 million	($1.9) million
Tax Rate	12.75% to 13.25%	$2.0 to $2.1 million	12.75% to 13.25%
Net Income from Continuing Operations	$91.6 to $99.8 million	$13.0 to $13.9 million	$104.7 to $113.7 million
Diluted Common Shares Outstanding3	191.2 to 194.7 million	1.2 million shares	192.0 to 193.5 million
Earnings per Diluted Share From Continuing Operations	47 to 51 cents	7 to 8 cents	55 to 59 cents

•
Microchip’s consolidated inventory at December 31, 2010 is expected to increase as we try to replenish our internal inventories to better support our customers’ needs.  The actual inventory increase will depend on the inventory that our distributors decide to hold to support their customers, overall demand for our products and our production levels.

•
Capital expenditures for the quarter ending December 31, 2010 are expected to be approximately $40 million.  Capital expenditures for all of fiscal year 2011 are anticipated to be approximately $120 million.  We are continuing to take actions to invest in the equipment needed to support the expected net sales growth of our new products and technologies.

•
We expect net cash generation during the December quarter of approximately $125 million to $135 million before the two dividend payments totaling $128.4 million announced today.  The amount of expected net cash generation is also before the effect of any stock buy back activity.

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Microchip Technology
Reports Second Quarter
Fiscal 2011 Results

•
Microchip’s Board of Directors authorized a stock buy back of up to 10.0 million shares in December 2007.  At September 30, 2010, approximately 2.5 million shares remained available for purchase under this program.  Future purchases will depend upon market conditions, interest rates and corporate considerations.

1	Use of Non-GAAP Financial Measures:

Our Non-GAAP adjustments, where applicable, include the effect of share-based compensation, any gain or loss on trading securities, expenses related to our acquisition activities (including intangible asset amortization, purchased inventory costs, severance costs and legal and other general and administrative expenses associated with acquisitions), patent portfolio licenses, non-recurring tax events and non-cash interest expense on our convertible debentures and the related income tax implications of these items.

We are required to estimate the cost of certain forms of share-based compensation, including employee stock options, restricted stock units and our employee stock purchase plan, and to record a commensurate expense in our income statement.  Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by the price of our stock at the date of grant.  The price of our stock is affected by market forces that are difficult to predict and are not within the control of management.  The value of our trading securities varies in amount from period to period and is affected by fluctuations in the market prices of such securities that we cannot predict and are not within the control of management.  The non-GAAP adjustments related to the impact of our acquisitions and a portion of our interest expense related to our convertible debentures are non-cash expenses related to such transactions.  Our acquisitions of patent portfolio licenses and tax events related to IRS settlements, changes in tax regulations and the reinstatement of the R&D tax credit are non-recurring events in our business.  Accordingly, management excludes all of these items from its internal operating forecasts and models.

We are using non-GAAP gross profit, non-GAAP gross profit percentage, non-GAAP operating expenses in dollars and as a percentage of sales including non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP other income (expense), non-GAAP income tax/tax rate, non-GAAP net income, and non-GAAP diluted earnings per share which exclude the items noted in the immediately preceding paragraph, as applicable, to permit additional analysis of our performance.

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Microchip Technology
Reports Second Quarter
Fiscal 2011 Results

Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods.  Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other charges that many investors feel may obscure our underlying operating results.  Management uses these non-GAAP measures to manage and assess the profitability of its business.  Specifically, we do not consider such items when developing and monitoring our budgets and spending.  As described above, the economic substance behind our decision to exclude such items relates either to these charges being non-cash in nature or to the one-time nature of the events or, in the case of our trading securities, because such item is difficult to predict and not within the control of management.  Our determination of the above non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for amounts determined in accordance with GAAP.  There are limitations associated with using non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance.  Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

2
Generally, gross margin fluctuates over time, driven primarily by the mix of microcontrollers, analog products and memory products sold and licensing revenue; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; inventory reserves; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.  Operating expenses fluctuate over time, primarily due to net sales and profit levels.

3
Diluted Common Shares Outstanding can vary for, among other things, the trading price of our common stock, the actual exercise of options or vesting of restricted stock units, the potential for incremental dilutive shares from our convertible debentures, and the repurchase or the issuance of stock or the sale of treasury shares.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$382,271	$226,661	$739,396	$419,610
Cost of sales	157,266	103,321	306,948	199,835
Gross profit	225,005	123,340	432,448	219,775

Operating expenses:
Research and development	43,720	29,568	84,250	57,204
Selling, general and administrative	57,584	41,046	114,796	77,429
Special charges	558	-	1,033	1,238

Operating income	123,143	52,726	232,369	83,904
Losses on equity method investments	(43)	-	(95)	-
Other (expense) income, net	(2,102)	(1,444)	(5,996)	33

Income from continuing operations before income taxes	120,998	51,282	226,278	83,937
Income tax provision	16,250	6,797	29,653	12,084

Net income from continuing operations	104,748	44,485	196,625	71,853

Discontinued operations:
Loss from discontinued operations before income taxes	(1,756)	-	(4,055)	-
Income tax benefit	(88)	-	(76)	-
Net loss from discontinued operations	(1,668)	-	(3,979)	-

Net income	$103,080	$44,485	$192,646	$71,853

Basic income per common share continuing operations	$0.56	$0.24	$1.06	$0.39
Basic income per common share discontinued operations	(0.01)	-	(0.02)	-
Basic net income per common share	$0.55	$0.24	$1.04	$0.39
Diluted income per common share continuing operations	$0.55	$0.24	$1.03	$0.39
Diluted income per common share discontinued operations	(0.01)	-	(0.02)	-
Diluted net income per common share	$0.54	$0.24	$1.01	$0.39
Basic common shares outstanding	186,303	183,190	185,922	183,023
Diluted common shares outstanding	190,704	186,922	190,388	186,224

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

ASSETS

	September 30,	March 31,
	2010	2010
	(Unaudited)
Cash and short-term investments	$1,378,768	$1,214,323
Accounts receivable, net	202,754	137,806
Inventories	166,569	116,579
Assets held for sale	1,109	-
Other current assets	168,105	142,261
Total current assets	1,917,305	1,610,969

Property, plant & equipment, net	517,668	493,039
Long-term investments	190,152	317,215
Other assets	183,245	95,090

Total assets	$2,808,370	$2,516,313

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and other current liabilities	$177,858	$104,449
Deferred income on shipments to distributors	132,282	98,941
Total current liabilities	310,140	203,390

Convertible debentures	344,085	340,672
Long-term income tax payable	100,527	57,140
Deferred tax liability	402,378	376,713
Other long-term liabilities	14,074	5,018

Stockholders’ equity	1,637,166	1,533,380

Total liabilities and stockholders’ equity	$2,808,370	$2,516,313

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in thousands except per share amounts and percentages)
(Unaudited)

RECONCILIATION OF GAAP GROSS PROFIT TO NON-GAAP GROSS PROFIT

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
Gross profit, as reported	$225,005	$123,340	$432,448	$219,775
Share-based compensation expense	1,743	1,869	3,708	3,579
Acquisition-related acquired inventory valuation costs and intangible asset amortization	3,369	580	9,279	1,547
Non-GAAP gross profit	$230,117	$125,789	$445,435	$224,901
Non-GAAP gross profit percentage	60.2%	55.5%	60.2%	53.6%

RECONCILIATION OF GAAP RESEARCH AND DEVELOPMENT EXPENSES TO NON-GAAP RESEARCH AND DEVELOPMENT EXPENSES

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
Research and development expenses, as reported	$43,720	$29,568	$84,250	$57,204
Share-based compensation expense	(3,025)	(3,108)	(6,192)	(6,097)
Non-GAAP research and development expenses	$40,695	$26,460	$78,058	$51,107
Non-GAAP research and development expenses as a percentage of net sales	10.6%	11.7%	10.6%	12.2%

RECONCILIATION OF GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO NON-GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
Selling, general and administrative expenses, as reported	$57,584	$41,046	$114,796	$77,429
Share-based compensation expense	(4,157)	(4,523)	(8,476)	(8,822)
Acquisition-related intangible asset amortization and other costs	(2,211)	(255)	(4,871)	(563)
Non-GAAP selling, general and administrative expenses	$51,216	$36,268	$101,449	$68,044
Non-GAAP selling, general and administrative expenses as a percentage of net sales	13.4%	16.0%	13.7%	16.2%

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RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP OPERATING INCOME

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
Operating income, as reported	$123,143	$52,726	$232,369	$83,904
Share-based compensation expense	8,925	9,500	18,376	18,498
Acquisition-related acquired inventory valuation costs, intangible asset amortization and other costs	5,580	835	14,150	2,110
Special charge – SST severance costs	558	-	1,033	-
Special charge – patent license	-	-	-	1,238
Non-GAAP operating income	$138,206	$63,061	$265,928	$105,750
Non-GAAP operating income as a percentage of net sales	36.2%	27.8%	36.0%	25.2%

RECONCILIATION OF GAAP OTHER (EXPENSE) INCOME, NET TO NON-GAAP OTHER EXPENSE, NET

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
Other (expense) income, net, as reported	$(2,102)	$(1,444)	$(5,996)	$33
Convertible debt non-cash interest expense	1,706	1,559	3,355	3,067
Gain on trading securities	-	(2,071)	-	(7,518)
Non-GAAP other expense, net	$(396)	$(1,956)	$(2,641)	$(4,418)
Non-GAAP other expense, net, as a percentage of net sales	-0.1%	-0.9%	-0.4%	-1.1%

RECONCILIATION OF GAAP INCOME TAX PROVISION FROM CONTINUING OPERATIONS TO NON-GAAP INCOME TAX PROVISION FROM CONTINUING OPERATIONS

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
Income tax provision, as reported	$16,250	$6,797	$29,653	$12,084
Income tax rate, as reported	13.4%	13.3%	13.1%	14.4%
Share-based compensation expense	1,114	1,235	2,276	2,405
Acquisition-related acquired inventory valuation costs, intangible asset amortization and other costs	147	109	417	274
Special charge – SST severance costs	31	-	57	-
Special charge – patent license	-	-	-	124
Convertible debt non-cash interest expense	640	600	1,258	1,181
Gain on trading securities	-	(797)	-	(2,894)
Non-GAAP income tax provision	$18,182	$7,944	$33,661	$13,174
Non-GAAP income tax rate	13.2%	13.0%	12.8%	13.0%

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RECONCILIATION OF GAAP NET INCOME AND DILUTED NET INCOME PER SHARE TO
NON-GAAP NET INCOME AND NON-GAAP DILUTED NET INCOME PER SHARE

	Three Months Ended			Three Months Ended	Six Months Ended			Six Months Ended
	September 30,			September 30,	September 30,			September 30,
	2010			2009	2010			2009
	Consolidated Operations	Continuing Operations	Discontinued Operations		Consolidated Operations	Continuing Operations	Discontinued Operations
Net income (loss), as reported	$103,080	$104,748	$(1,668)	$44,485	$192,646	$196,625	$(3,979)	$71,853
Share-based compensation expense, net of tax effect	7,811	7,811	-	8,265	16,100	16,100	-	16,093
Acquisition-related acquired inventory valuation costs, intangible asset amortization and other costs, net of tax effect	5,598	5,433	165	726	16,421	13,733	2,688	1,836
Special charge – SST severance costs, net of tax effect	527	527	-	-	976	976	-	-
Special charge – patent license, net of tax effect	-	-	-	-	-	-	-	1,114
Convertible debt non-cash interest expense, net of tax effect	1,066	1,066	-	959	2,097	2,097	-	1,886
Gain on trading securities, net of tax effect	-	-	-	(1,274)	-	-	-	(4,624)
Non-GAAP net income (loss)	$118,082	$119,585	$(1,503)	$53,161	$228,240	$229,531	$(1,291)	$88,158
Non-GAAP net income as a percentage of net sales		31.3%		23.5%		31.0%		21.0%

Diluted net income (loss) per share, as reported	$0.54	$0.55	$(0.01)	$0.24	$1.01	$1.03	$(0.02)	$0.39
Non-GAAP diluted net income (loss) per share	$0.62	$0.63	$(0.01)	$0.29	$1.21	$1.21	$-	$0.48

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Microchip Technology
Reports Second Quarter
Fiscal 2011 Results

Microchip will host a conference call today, November 4, 2010 at 5:00 p.m. (Eastern Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until November 11, 2010.

A telephonic replay of the conference call will be available at approximately 7:00 p.m. (Eastern Time) November 4, 2010 and will remain available until 5:00 p.m. (Eastern Time) on November 11, 2010.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 4471312.

Cautionary Statement:

The statements in this release relating to running volume on the SST memory business being critical to prove out the technology, significant operational synergies with our memory business, expected tax law changes, tax rate on dividends likely to go from 15% to 39.6%, SST being a very profitable entity, our expectation for SST to add approximately 32 cents to our non-GAAP earnings for fiscal year 2011 and about 40 cents for fiscal year 2012, rapid growth of our 32-bit microcontroller base, expecting significant growth in our 32-bit microcontroller product line over the next several years, being well-positioned to use the current business environment to replenish our inventory levels which should allow us to shorten lead times and appropriately support our customers, our expectation for strong cash generation for the remainder of fiscal 2011, now on over a $1.5 billion run rate, being well on our way to achieving our long-term goal of $2 billion in net sales in the coming years, continuing to gain market share in the microcontroller and analog markets, caution regarding the revenue out look for the December quarter, expecting net sales to be down approximately 2% to 8% sequentially, smart energy being a growing global trend, rapidly expanding XLP PIC microcontroller portfolio, continued strong interest in our products, large and rapidly growing analog product line, our third quarter fiscal 2011 guidance including GAAP and non-GAAP data as applicable for net sales, gross margin, operating expenses, other income (expense), tax rate, net income from continuing operations, diluted common shares outstanding, earnings per diluted share from continuing operations, inventory levels, capital expenditures for the September quarter and for fiscal 2011, taking actions to invest in the equipment needed to support our expected growth, and net cash generation are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: the continued strength of the economic recovery or any unexpected fluctuations or weakness in the U.S. and global economies, changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term

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Microchip Technology
Reports Second Quarter
Fiscal 2011 Results

orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively ramp our production levels; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; the impact of any significant acquisitions that we make; costs and outcome of any current or future tax audit or any litigation involving intellectual property, customers or other issues; difficulties associated with completing the integration of SST's business with our business and technologies; unexpected costs related to the completion of the integration of SST; the risk that our customers may fail to continue to accept the SST product offerings; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s website (www.microchip.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this November 4, 2010 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Incorporated is a leading provider of microcontroller, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip website at www.microchip.com.

Note:  The Microchip name and logo, and PIC are registered trademarks of Microchip Technology Inc. in the USA and other countries.  mTouch is a trademark of Microchip Technology Inc. in the USA and other countries.  All other trademarks mentioned herein are the property of their respective companies.

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